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                                                                      EXHIBIT 12


                         RAYONIER INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)



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
                                                             Three Months
                                                            Ended March 31,
                                                      --------------------------
                                                       1998               1997
                                                      -------            -------
Earnings:
Net Income                                            $18,196            $18,396
Add:
  Income Taxes                                          8,344              8,539
  Minority Interest                                        --              8,079
  Amortization of Capitalized Interest                    566                268
                                                      -------            -------
                                                       27,106             35,282

Adjustments to Earnings for Fixed Charges:
  Interest and Other Financial Charges                  7,912              5,856
  Interest Factor Attributable to Rentals                 494                547
                                                      -------            -------
                                                        8,406              6,403
                                                      -------            -------
EARNINGS AS ADJUSTED                                  $35,512            $41,685
                                                      =======            =======

Fixed Charges:
  Fixed Charges above                                 $ 8,406            $ 6,403
  Capitalized Interest                                     96              1,328
                                                      -------            -------
TOTAL FIXED CHARGES                                   $ 8,502            $ 7,731
                                                      =======            =======


RATIO OF EARNINGS AS ADJUSTED TO
  TOTAL FIXED CHARGES                                    4.18               5.39
                                                      =======            =======
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